American Funds Fundmental Investors

December 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$513,793
Class B	$2,649
Class C	$12,323
Class F1	$63,656
Class F2	$31,514
Total	$623,935
Class 529-A	$18,052
Class 529-B	$178
Class 529-C	$1,902
Class 529-E	$623
Class 529-F1	$877
Class R-1	$939
Class R-2	$4,611
Class R-3	$27,448
Class R-4	$35,636
Class R-5	$28,959
Class R-6	$64,799
Total	$184,024

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6500
Class B	$0.2842
Class C	$0.2760
Class F1	$0.6166
Class F2	$0.7570
Class 529-A	$0.6093
Class 529-B	$0.2219
Class 529-C	$0.2427
Class 529-E	$0.4973
Class 529-F1	$0.7092
Class R-1	$0.2833
Class R-2	$0.3092
Class R-3	$0.4968
Class R-4	$0.6370
Class R-5	$0.7783
Class R-6	$0.8018

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	804,633
Class B	9,016
Class C	45,442
Class F1	102,144
Class F2	47,828
Total	1,009,063
Class 529-A	30,623
Class 529-B	782
Class 529-C	8,023
Class 529-E	1,292
Class 529-F1	1,297
Class R-1	3,308
Class R-2	15,005
Class R-3	53,885
Class R-4	54,766
Class R-5	37,781
Class R-6	86,885
Total	293,647

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$51.97
Class B	$51.86
Class C	$51.77
Class F1	$51.95
Class F2	$51.96
Class 529-A	$51.92
Class 529-B	$51.95
Class 529-C	$51.88
Class 529-E	$51.89
Class 529-F1	$51.89
Class R-1	$51.77
Class R-2	$51.76
Class R-3	$51.87
Class R-4	$51.88
Class R-5	$51.99
Class R-6	$51.98